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                                                                    Exhibit 11


                      SYRATECH CORPORATION AND SUBSIDIARIES
             COMPUTATION OF NET INCOME PER COMMON SHARE (unaudited)
                      (in thousands, except per share data)

                                                                 Years Ended December 31,
                                                          -------------------------------------

                                                             1999         1998          1997
                                                             ----         ----          ----
BASIC EARNINGS (LOSS) PER SHARE:                                      (As Restated) (As Restated)
Net income (loss) per common share ....................   $     0.68   $    (2.75)   $    (1.38)
                                                          ==========   ==========    ==========

Weighted average number of shares outstanding .........        3,784        3,784         5,216
                                                          ==========   ==========    ==========

DILUTED EARNINGS (LOSS) PER SHARE:

Net income (loss) per common share ....................   $     0.68   $    (2.75)   $    (1.38)
                                                          ==========   ==========    ==========

   Shares:
      Weighted average number of shares outstanding ...        3,784        3,784         5,216
                                                          ==========   ==========    ==========